Exhibit 10.30

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is effective as of December 31, 2009 (the “Reference Date”), by and between JHS HOLDINGS, L.P., a California limited partnership (“Landlord”), and AUTODESK, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord (as successor in interest to Joe Shekou, as Trustee of the J.H.S. Trust and Heidi Shekou, as Trustee of the J.H.S. Trust) and Tenant (as successor in interest to Autodesk, Inc., a California corporation) are parties to that certain lease dated October 5, 1993 (“Original Lease”) which Original Lease has been previously amended by that certain First Amendment to Lease dated November 12, 1993, that certain Second Amendment to Lease dated March 3, 1994, and that certain Third Amendment to Lease (“Third Amendment”) dated as of October 28, 2004 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 115,514 rentable square feet (the “Premises”) described as the building located at 111 McInnis Parkway, San Rafael, California (the “Building”).

B.	The Lease by its terms shall expire on December 31, 2009 (“Prior Termination Date”), and Tenant has elected to exercise its Second Extension Option pursuant to the Lease. Accordingly, the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Second Extension. The Term of the Lease is hereby extended for a period of 120 months and shall expire on December 31, 2019 (“Second Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date (“Second Extension Date”) and ending on the Second Extended Termination Date shall be referred to herein as the “Second Extended Term.”

2.	Rent.

(a)	Monthly Rent. As of the Second Extension Date, the schedule of monthly Rent (“Base Rent”) payable with respect to the Premises during the Second Extended Term is as follows:

Period	Monthly Rate Per Square Foot	Monthly Base Rent
01/01/10 – 12/31/10	$2.05	$236,803.70
01/01/11 – 12/31/11	$2.11	$243,734.54
01/01/12 – 12/31/12	$2.17	$250,665.38
01/01/13 – 12/31/13	$2.24	$258,751.36
01/01/14 – 12/31/14	$2.31	$266,837.34
01/01/15 – 12/31/15	$2.38	$274,923.32
01/01/16 – 12/31/16	$2.45	$283,009.30
01/01/17 – 12/31/17	$2.52	$291,095.28
01/01/18 – 12/31/18	$2.60	$300,336.40
01/01/19 – 12/31/19	$2.68	$309,577.52

(b)	Additional Rent. In addition to the Base Rent payable in accordance with the above schedule, during the Second Extended Term, Tenant shall pay all other Rent and other amounts payable by Tenant under the Lease, as amended hereby, including without limitation, the cost of all gas and electricity furnished to the Premises in accordance with Section 14.2 of the Original Lease. Base Rent and all other amounts payable under the Lease, as amended hereby, shall constitute “Rent” under the Lease, as amended hereby, and shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

3.	Improvements to Premises.

(a)	Condition of Premises. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs (other than Landlord’s on-going repair and maintenance obligations set forth in the Lease, as amended hereby) or improvements. Tenant acknowledges that, as of the Reference Date, Landlord has fully performed and discharged all of its obligations with respect to the tenant improvements and the improvement allowances set forth in the Third Amendment.

(b)	Responsibility for Improvements to Premises. During the Second Extended Term, Tenant may perform improvements to the Premises in accordance with Exhibits A and B attached hereto and Tenant shall be entitled to improvement allowances in connection with such work as more fully described in Exhibits A and B. Notwithstanding anything to the contrary set forth in the Lease, as amended hereby, in the event that the performance of any improvements, alterations or additions performed by or on behalf of Tenant results in an increase in the real property taxes or assessment payable with respect to the Building, Tenant shall be solely responsible for such increase in taxes (but only as to the portion of such increase arising solely out of any alterations, additions or improvements performed by or on behalf of Tenant) and such amount shall constitute Rent pursuant to the Lease.

(c)	Removal of Alterations. The last two sentences of Section 7.2 of the Original Lease notwithstanding, Tenant shall have no right or obligation to remove any of the existing improvements, Tenant Improvements, Alterations (including any life-safety and fire suppression systems) or signage located in the Premises as of the Effective Date (as defined in Section 8(k) below) (collectively, the “Existing Leasehold Improvements”) and such Existing Leasehold Improvements shall remain upon the Premises at the end of the Term without compensation to Tenant; provided however that Tenant shall have the right to remove Tenant’s signage installed in the interior of the Building, and Tenant shall remove not later than the expiration or earlier termination of the Lease, all of Tenant’s furniture, Trade Fixtures, equipment, telephone systems, computers and other personal property from the Premises and repair any damage caused by such removal. “Trade Fixtures” means anything affixed to the Building by Tenant at its sole cost and expense for purposes of Tenant’s business, trade, manufacture, ornament or domestic use but shall not include any Existing Leasehold Improvements. Notwithstanding anything to the contrary set forth in this Section, Tenant shall have the right, but not the obligation, to request in writing, not earlier than sixty (60) days prior to the termination of the Lease, that Landlord notify Tenant whether Tenant is required to remove Tenant’s computer peripheral equipment and tape and disk vaults, projectors and projection screens and related equipment, audio and visual equipment, telepresence equipment, electronic security systems, phone systems and phone systems, equipment, patch panel and subfeed panel locations for such phone equipment, CRT patch panels, and all other similar equipment (collectively, “Tenant’s Equipment”). If Landlord, within ten (10) business days following receipt such written request notifies Tenant in writing that Tenant is not required to remove some or all of Tenant’s Equipment, as identified in Landlord’s notice (the “No Removal Notice”), Tenant shall have no obligation to remove those portion of Tenant’s Equipment (if any) identified in the No Removal Notice. If Landlord fails to so notify Tenant within the ten (10) business day period set forth above, it shall be presumed that Tenant is required to remove all of Tenant’s Equipment not later than the expiration or earlier termination of the Lease and repair any damage caused by such removal. In the alternative, Tenant may elect to remove all of the Tenant’s Equipment and not request the right to leave all or a portion of the Tenant’s Equipment from the Premises. The provisions of this Section 3(c) shall not be deemed to prohibit Tenant from ceasing operation of either the Fitness Center and/or the Dining Facilities during the Term, converting those areas to office or other uses permitted by the Lease and removing the alterations or improvements necessary to the then- discontinued Fitness Center or Dining Facilities uses, or to prohibit Tenant from removing any Trade Fixtures, Tenant’s Equipment, or Tenant’s furniture, equipment and other personal property, whether by law deemed to be a part of the realty or not, at any time during the Term, as it may be extended. As to any Alterations made by or on behalf of Tenant following the Effective Date, notwithstanding anything to the contrary set forth in the Lease, such Alterations shall remain upon the Premises at the end of the Term without compensation to Tenant, provided that with respect to any Alterations for which Landlord’s consent is not required, Landlord, by written notice to Tenant at least sixty (60) days prior to the termination of the Lease (or, where Landlord’s consent is required for any Alteration, by written notice given to Tenant at the time Landlord approves such Alteration), may require Tenant, at its expense, to remove (and repair any damage caused by such removal) any Alterations perform by or on behalf of Tenant following the Effective Date that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements such as internal stairways, raised floors, vaults and rolling file systems. The removal of such Alterations shall be a part of Tenant’s surrender obligations pursuant to Section 20 of the Original Lease.

4.	Repairs and Maintenance.

(a)	Tenant’s Responsibility. Tenant hereby acknowledges and agrees that from and after the Effective Date, in addition to Tenant’s express maintenance, repair and replacement obligations set forth in the Lease, the maintenance, repair, and replacement of the following items shall be performed by Tenant at its sole cost and expense throughout the Second Extended Term and any further extension of the Term of the Lease, and Landlord shall have no obligation to perform any maintenance, repairs or replacements related thereto: (i) Tenant’s IT and computer facilities and equipment, data and telecommunications cabling systems; (ii) electrical outlets and the specialty or auxiliary electrical systems installed by Tenant and described on Exhibit C attached hereto (and any other similar specialty or auxiliary systems installed by Tenant after the Effective Date), additional electrical panels installed by Tenant after the Effective Date, and any other special or auxiliary electrical improvements added by Tenant to the Premises from and after the Effective Date; (iii) any fixtures, Alterations, appliances or equipment contained in the Dining Facilities or Fitness Center (as such terms are defined below), provided that the maintenance, repair and replacement of the following Building Systems serving the Dining Facilities and/or the Fitness Center shall remain Landlord’s responsibility (collectively, “Landlord’s Dining and Fitness Center Obligations”): (A) the five (5) HVAC units serving the Building in general (i.e., the rooftop AHU units for four (4) zones plus the AHU unit serving the Building in general (collectively, the “Building HVAC Units”), the one (1) rooftop boiler and its boiler control unit and any boiler-related equipment, all as more particularly described on Exhibit G attached hereto, (B) the base Building fire and life safety systems, (C) the replacement of light bulbs and ballasts, subject to Section 4(d) below), and (D) the base Building plumbing, and the mechanical and electrical systems that serve the Building in general and are a part of the Building Systems, excluding all fixtures and plumbing installed to serve specifically the Dining Facilities and the Fitness Center, which shall be the obligation of Tenant to maintain, repair and replace; and (iv) any of Tenant’s Trade Fixtures, Tenant’s Equipment, Communications Equipment and related appurtenances and conduits, any generators or uninterrupted power supplies installed by Tenant, all HVAC units and related equipment and appurtenances described on Exhibit C, the auxiliary fire suppression equipment described on Exhibit C, and any other similar supplemental or specialized systems installed by Tenant from and after the Effective Date (all of the foregoing, the “Tenant’s Special Needs Equipment”). In addition, Tenant shall be responsible for maintenance, repair and replacement of the Building electrical panels described on Exhibit C. Notwithstanding anything to the contrary contained herein or in the Lease, Tenant shall have no obligation to perform any maintenance, repair, or replacement of items that are Tenant’s responsibility pursuant to this Section 4(a) or the Lease if the need for such maintenance, repair or replacement arises as a result of the negligent acts or willful misconduct of Landlord or any Landlord Parties (as defined in Section 7(e) below).

(b)	Landlord’s Responsibility. Except for (i) Tenant’s express maintenance, repair, and replacement obligations set forth in the Lease and in Section 4(a) above, (ii) the exterior doors to the Premises, which shall be maintained, repaired and replaced by Landlord, (iii) the thermostat controls in the Premises, the maintenance, repair and replacement of which shall be governed by Section 4(i) below, Landlord’s express maintenance, repair and replacement obligations shall remain as set forth in the Original Lease, and (iv) Landlord’s Dining and Fitness Center Obligations as set forth in Section 4(a) above. For purposes of clarifying only Landlord’s obligation to maintain, repair and replace any Building Systems pursuant to the Original Lease, (A) Landlord’s obligation to maintain, repair, and replace the Building electrical panels, the transformers and the switch gear/meter set located outside the Building shall be limited to those items more particularly described as the obligation of Landlord pursuant to Exhibit G attached to this Amendment (provided, however, that the foregoing shall not be deemed to modify Landlord’s obligation to maintain the delivery of electrical service from the street to the Building); and (B) Landlord shall have no obligation to perform any repairs to or maintenance or replacements of any appliances (including garbage disposals and “insta-hot” equipment) located in any kitchenettes or breakrooms within the Building. Notwithstanding anything to the contrary set forth in the Lease, Landlord shall have no obligation to perform any maintenance, repair, or replacement of items that are Landlord’s responsibility pursuant to the Lease, this Section 4(b) or Section 4(i) below if the need for such maintenance, repair or replacement arises as a result of the negligent acts or willful misconduct of Tenant or any Tenant Parties.

(c)

Shared Electrical Panels. The current configuration of the electrical panels serving the Building, color-coded on page 1 of Exhibit H to show (y) the feeds and panels defined in Exhibit G as “Landlord’s Panels”, and the breakers and circuits described in Exhibit G, and (z) the feeds and panels for which Tenant is responsible to maintain, repair and replace, defined in Exhibit C as “Tenant’s Panels”, and the breakers and circuits described in Exhibit C, is attached hereto as Exhibit H and incorporated by reference herein. Landlord and Tenant agree that, whenever either party modifies a panel for which it is responsible, or installs a new feed, panel, breaker or circuit or replaces a feed, panel, breaker or circuit for which it is responsible, that party shall update Exhibit H to reflect the modification, installation or replacement and deliver a copy of the updated Exhibit H to the other party within twenty (20) days after the date of the modification, installation or replacement. In addition, Exhibit C shall be deemed to include any panel modification, installation or replacement made by Tenant, and Exhibit G shall be deemed to include any panel modification, installation or replacement made by Landlord.

(i)	Repair of Panels. Notwithstanding anything to the contrary contained in the Lease or this Amendment, from and after the Effective Date, in the event of a malfunction of any Landlord’s Panel (or breaker or circuit for which Landlord is responsible) or any Tenant’s Panel (or breaker or circuit for which Tenant is responsible) (such Landlord’s Panel and breakers and circuits and such Tenant’s Panel and breakers and circuits hereinafter collectively shall be referred to as a “Panel” or “Panels”), Tenant shall have its vendor repair or replace the malfunctioning Panel and to restore power to the Building Systems and Tenant’s Special Needs Equipment served by the Panel. Tenant promptly shall notify Landlord of the malfunction and the name of its vendor, but shall not be obligated to use Landlord’s vendor or obtain Landlord’s consent to using its own vendor to repair or replace the malfunctioning Panel; provided that such vendor shall be a licensed electrician.

(ii)	Reimbursement. In the event that Tenant determines that the repair to be performed by Tenant pursuant to subparagraph (i) above is Landlord’s responsibility to repair pursuant to the terms of this Amendment, Tenant promptly shall notify Landlord of the same in Tenant’s notice delivered pursuant to subparagraph (i) above and shall provide Landlord an estimate of the cost of such work to be performed. Except in the case of an emergency, Landlord shall have the right, by notice to Tenant (which may be oral or by electronic transmission) within a reasonable period of time (but no later than 24 hours after such notice from Tenant) to inspect the Panel to verify that such repair is Landlord’s responsibility and to either approve the estimated cost of such work or, if Landlord disapproves such cost, to have Landlord’s licensed electrician who performs the repairs on Landlord’s Panels provide an estimate to perform such work on Landlord’s behalf if such vendor can perform the work at a lower cost (unless Tenant agrees to pay the cost differential between the vendors). Tenant shall have the right either to have Landlord’s licensed electrician perform the work at the lower cost or to have Tenant’s licensed electrician perform the work, in which case Landlord’s reimbursement shall not exceed the estimate provided by Landlord’s licensed electrician to perform the work. If, Tenant performs any repairs that are Landlord’s responsibility pursuant to this Section, Landlord shall reimburse Tenant for its reasonable and documented third party out-of-pocket costs and expenses in performing such repairs (or the costs and expenses, not to exceed Landlord’s electrician’s estimate, if Tenant elects to proceed pursuant to the preceding sentence) within thirty (30) days after receipt by Landlord of an invoice from Tenant which sets forth a reasonably particularized breakdown of its costs and expenses in connection with performing such repair o or replacement of the malfunctioning Panel required to restore power to the Building Systems and Tenant’s Special Needs Equipment served by the Panel (the “Repair Invoice”); provided, however, that Landlord shall not be obligated to reimburse Tenant for any repair or replacement of any Panel or restoration of power to any Building System or Tenant’s Special Needs Equipment served by the Panel to the extent made necessary by the negligent acts or willful misconduct of Tenant, its agents, employees or contractors, by Tenant’s breach of the Lease, as amended hereby, or by any malfunction or damage caused by Tenant’s equipment or Tenant’s Panels. Notwithstanding the foregoing provisions of this paragraph to the contrary, Landlord may deliver to Tenant within five (5) days after receipt of the Repair Invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reason for its claim that the repairs were not Landlord’s responsibility pursuant to the terms of this Amendment or, if Landlord did not approve the cost of such work prior to Tenant’s performance of such work (for example, in the event of an emergency), that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive). In such event, if the parties cannot in good faith resolve such dispute within thirty (30) days following Landlord’s objection notice, the dispute may be submitted to arbitration for resolution in accordance with the terms of this Amendment by the American Arbitration Association (the “AAA”) in San Francisco, California, in accordance with the Commercial Arbitration Rules of the AAA in accordance with the “Expedited Procedures” of the AAA’s Commercial Arbitration Rules.

(iii)	No Rent Abatement. If pursuant to this Section 4(c) Tenant exercises the right to repair or replace any malfunctioning Panel and restore service to any Building System or Tenant’s Special Needs Equipment served thereby, Tenant’s right to abatement of Rent as a result of the interruption in service as set forth in Section 14.4 of the Original Lease, “Cessation of Services”, shall not apply; provided, however, that nothing in this Amendment shall be deemed to waive any right or remedy Tenant may have under the Lease if the malfunction and/or interruption is caused by Landlord’s or any of its agents’, employees’ or contractors’ negligence or willful misconduct or a breach of Landlord’s obligations under the Lease, as amended hereby.

(d)	Lighting. Notwithstanding anything to the contrary set forth in the Lease, the parties hereby agree, from and after the Effective Date, Tenant shall pay the cost of replacing any light bulbs or ballasts that are not “Building standard lighting”. For purposes of this Section “Building standard lighting” is defined as four (4) foot long T8 and T12 fluorescent lamps, which lighting shall be replaced by Landlord as necessary at its sole cost and expense in accordance with the Lease. For all other bulbs and ballasts used in the Premises by Tenant, Tenant shall specify and request such specialty bulbs and ballasts, Landlord shall provide the special bulbs and ballasts, and Tenant shall reimburse Landlord for the difference between the cost to Landlord for the Building standard lighting and the cost to Landlord for the special bulbs and ballasts. Tenant shall not be required to pay any labor costs associated with the replacement of any Building standard or non-Building standard lighting.

(e)	Janitorial. From and after the Effective Date, Landlord shall use commercially reasonable efforts to implement any additional recycling or other “green” cleaning specifications of Tenant, as described in Exhibit D attached hereto, provided that any additional costs associated with such cleaning specifications in excess of the cost of the standard janitorial specifications (as set forth in the Lease) being paid by Landlord as of the date hereof shall be paid by Tenant. In addition, from and after the Effective Date, Tenant shall be responsible for any additional cleaning costs and all other costs which may arise from the presence of dogs in the Building in excess of the costs that would have been incurred had dogs not been allowed in or around the Building.

(f)	Water. From and after the Effective Date, Tenant shall pay as Rent fifty percent (50%) of the actual cost of domestic water and fifty percent (50%) of the non-potable water furnished to the Building during the Term of the Lease (as the same may be further extended), but Tenant shall have no obligation to pay for non-potable water used for landscaping purposes. Landlord shall furnish Tenant with a copy of each such water bill promptly and on a monthly basis, and Tenant shall be responsible for paying fifty percent (50%) of such water bills for domestic water and non-potable water (excluding non-potable water for landscaping) in accordance with Section 4(j) below.

(g)	HVAC Usage. Pursuant to the Lease, Tenant is required to pay for excess and after-hours heating, ventilation and air conditioning (“HVAC”) for any usage beyond the hours of 8:00 am to 6:00 pm, Monday through Friday. During such hours and any after-hours use the temperatures in the Premises shall be between the ranges set forth in Section 14.1.3 of the Original Lease. From and after the Effective Date and continuing throughout the Term (as the same may be further extended), Tenant shall pay as additional Rent $40.00 per hour for each Building HVAC Unit on and running after hours for such after-hour HVAC usage. The hourly rate set forth above shall increase at such times and in such amounts as the hourly rate is increased by owners of other Comparable Buildings during the Term (as the same may be further extended). Tenant shall provide Landlord and its agents with “read-only” reasonable access to Tenant’s BMS system as of January 1, 2010, and commencing as of the Effective Date, copies of any related reports with respect to Tenant’s usage of the Building HVAC Units, for Landlord to verify the actual hours of HVAC usage, which access and reports shall be provided upon not less than five (5) business days’ prior notice (which may be oral) from Landlord.

(h)	Elevator. From and after the Effective Date, Landlord, at Landlord’s sole cost, shall provide 24/7 emergency phone answering and mandated State of California inspections for the elevator serving the Building.

(i)

Thermostat Controls. In addition to Tenant’s obligations set forth in Section 4(a) above, Tenant shall, as a part of the Phase I Tenant Alterations, replace all of the wall-mounted thermostat controls serving the Premises with digital thermostat controls that can be adjusted only by way of programming by Tenant’s designated employees or contractors and which cannot be adjusted manually in any room (collectively, the “Replacement Thermostat Controls”). The type of Replacement Thermostat Controls, as well as the vendor installing such Replacement Thermostat Controls shall be subject to Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed and shall be granted or denied within the same time frames and through the same procedures as set forth in Exhibit A with respect to Landlord’s review and approval of the Space Plans for the Phase I Alterations (as such terms are defined in Exhibit A hereto). Tenant shall use commercially reasonable efforts to install all of the Replacement Thermostat Controls within four (4) months following the Effective Date, but Tenant shall not be penalized if the installation has not been completed within four (4) months. Tenant shall provide Landlord written notice promptly upon completion of the installation of all Replacement Thermostat Controls and provide Landlord reasonable access to inspect the same within five (5) business days following such installation. Provided that Tenant has provided Landlord with access to perform such inspection, if Landlord has not inspected the Replacement Thermostat Controls within the five (5)- business day period, Landlord shall be deemed to have waived its inspection rights. From and after the date that Landlord inspects (or is deemed to have inspected) the Replacement Thermostat Controls, Landlord shall be responsible for the repair and maintenance of such Replacement Thermostat controls. Following the installation of the Replacement Thermostat Controls, Tenant shall use commercially reasonable efforts to ensure that the Replacement Thermostat Controls shall be accessed and/or programmed only by designated employees or contractors of Tenant responsible for making appropriate adjustments to the Replacement Thermostat Controls, and no other Tenant Parties shall have access to make any adjustments, or otherwise modify or tamper with the Replacement Thermostat Controls. Notwithstanding anything to the contrary set forth in this Amendment or in the Lease, until such time as Tenant installs all of the Replacement Thermostat Controls in accordance with this Section, effective as of the Effective Date, Landlord agrees to pay an amount not to exceed $4,000.00 in the aggregate over the four (4)- month period commencing with the Effective Date for the cost of performing any required repairs to existing malfunctioning thermostat controls serving the Premises. After the earliest to occur of (i) the last day of the four (4)- month period, or (ii) the date that Landlord has incurred $4,000.00 in costs to repair existing malfunctioning thermostat controls, any repair or replacement thereof from such date until the date that the Replacement Thermostat Controls have been installed shall performed by Landlord at Tenant’s cost, payable by Tenant as additional Rent in accordance with Section 4(j) below. For avoidance of doubt, Tenant shall have the right, but not the obligation, to use either its own funds or all or any portion of the Phase I Allowance to install the Replacement Thermostat Controls.

(j)	Payment. Not later than thirty (30) days following delivery to Tenant of Landlord’s invoice for the same, together with reasonably supporting service provider invoices and/or utility bills (as applicable), Tenant shall pay to Landlord the additional costs and expenses payable pursuant to this Section 4 and such amounts shall constitute Rent under the Lease.

5.	Options to Renew.

(a)	Grant of Option. Tenant shall have the right to extend the Term (each a “Renewal Option”) as to the entire Premises only for two (2) additional periods of five (5) years each (each, a “Renewal Term”), the first such Renewal Term commencing on the day following the Second Extended Termination Date and ending on the fifth (5th) anniversary of the Second Extended Termination Date and the second such Renewal Term commencing on the day following the last day of the first Renewal Term and ending on the fifth (5th) anniversary thereof, if:

(i)	Landlord receives notice of exercise (“Initial Renewal Notice”) not less than twelve (12) full calendar months prior to the expiration of the Second Extended Term or the first Renewal Term, as the case may be, and not more than fifteen (15) full calendar months prior to the expiration of the Second Extended Term or the first Renewal Term, as the case may be; and

(ii)	Tenant is not in default under the Lease, as amended hereby, beyond any applicable notice and cure periods, at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below); and

(iii)	The Lease, as amended hereby, has not been assigned (other than pursuant to Section 6.2 of the Original Lease) prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice.

(iv)	With respect to the second Renewal Option, Tenant validly exercised its first Renewal Option.

(b)	Terms Applicable to Premises During Each Renewal Term.

(i)	The initial Base Rent rate per rentable square foot for the Premises during a Renewal Term shall equal ninety-four percent (94%) of the Prevailing Market rate (hereinafter defined) per rentable square foot for the Premises. Base Rent during each Renewal Term shall increase in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of the Lease, as amended hereby.

(ii)	Tenant shall pay all other Rent and other amounts payable under the Lease, as amended hereby (such as the costs of all electricity and gas, fifty percent (50%) of the cost of domestic and non-potable water (excluding non-potable water used for landscaping) as describe in Section 4(f) above and the cost of after-hours HVAC) for the Premises during each Renewal Term in accordance with the terms of the Lease, as amended hereby.

(iii)	The Premises (including improvements and personalty, if any) shall be accepted by Tenant in its “as-built” condition and configuration as of the date each Renewal Term commences.

(c)	Initial Procedure for Determining Prevailing Market. Within thirty (30) days after receipt of Tenant’s Initial Renewal Notice, Landlord shall advise Tenant in writing (“Landlord’s Notice”) of Landlord’s good faith estimate of the applicable Base Rent rate for the Premises for the subject Renewal Term. Tenant, within thirty (30) days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Renewal Option based on the terms set forth in Landlord’s Notice, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such twenty (20) day period, Tenant shall be deemed to have delivered a Rejection Notice. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides (or is deemed to have provided) Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Renewal Term. Upon agreement, Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant fail to agree upon the Prevailing Market rate within thirty (30) days after the date Tenant provides Landlord with the Rejection Notice, Tenant, by written notice to Landlord may either require that the Prevailing Market rate be determined in accordance with the arbitration procedures described in subparagraph (d) below (the “Arbitration Notice”), or rescind the Initial Renewal Notice (“Rescission Notice”) within ten (10) days after the expiration of such thirty (30) day period. If Landlord and Tenant fail to agree upon the Prevailing Market rate within the thirty (30) day period described and Tenant fails to timely exercise its right to arbitrate or its right to rescind the Initial Renewal Notice, Tenant shall be deemed to have provided Landlord with an Arbitration Notice.

(d)	Arbitration Procedure.

(i)	If Tenant provides (or is deemed to have provided) Landlord with an Arbitration Notice, Landlord and Tenant, within ten (10) days after the date of the Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Renewal Term (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within ten (10) days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Renewal Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least five (5) years experience within the previous ten (10) years as a real estate appraiser working in Marin County, California, with working knowledge of current rental rates and practices. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

(ii)

Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises during the subject Renewal Term. If either Landlord or Tenant fails to appoint an appraiser within the ten (10) day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within 14 days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises. If the arbitrator believes that expert advice would materially assist him or her, he or she may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

(iii)	If the Prevailing Market rate has not been determined by the commencement date of the subject Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the then current Term, until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of such Renewal Term for the Premises. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease, as amended hereby, and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

(e)	Renewal Amendment. If Landlord and Tenant agree upon the Base Rent for the subject Renewal Term or if the Base Rent for the Renewal Term is established by arbitration as set forth herein, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect only changes in the Base Rent, Term, deletion of any used option rights, acknowledgement of any satisfied tenant improvement or allowance obligations, any applicable changes to the cost of after-hours HVAC charges (subject to the limitation on increases set forth in Section 4(g) above), the termination date of the Lease and any other substantially similar changes mutually agreed to by the parties hereto. The Renewal Amendment shall be sent to Tenant within a reasonable time after receipt of the Binding Notice and Tenant shall execute and return the Renewal Amendment to Landlord within fifteen (15) business days after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during such Renewal Term as described herein, an otherwise valid exercise of a Renewal Option shall be fully effective whether or not the related Renewal Amendment is executed.

(f)	Prevailing Market. For purposes hereof, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under new and renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in Marin County, California. The determination of Prevailing Market shall take into account all relevant factors such as any material economic differences between the terms of the Lease, as amended hereby, and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for services and utility expenses, operating expenses and taxes, the credit-worthiness of the tenant, the duration of the term, any rental or other concessions granted, whether a broker’s commission or finder’s fee with be paid and the tenant improvement allowance, if any, required for an extended term.

6.	Ancillary Facilities.

(a)	Dining Facilities. During the Term and any extension of the Term, Tenant shall be entitled to use, maintain and operate the commercial kitchen and dining facilities previously constructed by Tenant at the Premises, which commercial kitchen and dining facilities do not include the Atrium, and which commercial kitchen and dining facilities are more particularly described in the cross-hatched area shown on Exhibit E (the “Dining Facilities”), subject to Tenant’s compliance with the following terms and conditions: (i) Tenant shall maintain in all cooking areas chemical fire extinguishing devices approved by the Five Insurance Rating Organization and any applicable governmental authority; (ii) Tenant shall prevent fat, grease or any other greasy substance from (A) entering the waste lines of the Building by using grease traps or similar devices, and (B) accumulating in the exhaust fans and hoods; (iii) Tenant shall handle and dispose of all rubbish, garbage and waste in accordance with applicable Laws; (iv) Tenant shall at all times keep and maintain the Dining Facilities and all equipment, fixtures and appliances located therein in a clean, safe, operable and sanitary condition in compliance with all applicable Laws and Landlord shall have no cleaning, maintenance or repair obligations related thereto, except with respect to Landlord’s Dining and Fitness Center Obligations described in Section 4(a) above; (v) the Dining Facilities may only be used by Tenant, its employees, agents and invitees and shall not be open to the public; and (vi) Tenant shall maintain, at its cost, a service contract with a qualified and licensed firm for the eradication and control of insects, rodents, vermin and other pests in accordance with applicable Law.

(b)	Fitness Center. During the Second Extended Term and any extension of the Term, Tenant shall be entitled to use, maintain and operate the fitness center previously constructed by Tenant in the Premises (the “Fitness Center”), subject to the terms and conditions set forth in this Section. Tenant shall comply and shall cause all Tenant Parties, including any operator of the Fitness Center, to comply, with all applicable Laws with respect to the use, operation and maintenance of the Fitness Center. In the event that Tenant retains a third party operator to operate the Fitness Center, such operator shall be a company licensed to do business in the State of California, and if Tenant changes such operator from Club One, any new operator will be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Any service agreement between Tenant and a service provider shall terminate upon the expiration or any earlier expiration of the Lease. Tenant shall at all times keep and maintain the Fitness Center and any equipment and facilities located therein in a clean, safe and sanitary condition in compliance with all applicable Laws and Landlord shall have no cleaning, maintenance or repair obligations related thereto, except with respect to Landlord’s Dining and Fitness Center Obligations described in Section 4(a) above. Tenant and any Tenant Parties shall use the Fitness Center at their own risk, and Tenant shall indemnify, defend and hold Landlord and the Landlord Parties (as defined in Section 7(e) below) harmless from and against any claim, cost or expense (including reasonable attorneys’ fees and costs), demand, damages, liability, cause of action or suit of any kind or nature (including without limitation, any strict liability but excluding any indirect, consequential, special, incidental or punitive damages), arising out of, resulting from or incident to the use or occupancy of, or participation in, the Fitness Center by Tenant, any Tenant Parties or other persons. Tenant’s indemnity obligations hereunder shall survive the expiration or earlier termination of the Lease.

(c)	Fitness Center Insurance. Tenant shall require that any operator of the Fitness Center carry Commercial General Liability Insurance, including product/completed operations, personal injury blanket contractual liability and broad form property damage with not less than $2,000,000 per occurrence and $2,000,000 in the aggregate combined single limit for bodily injury and property damage, naming Landlord and its lender and any other designees holding an interest in the Building as additional insureds with an insurance carrier satisfying the requirements of Section 16.1 of the Original Lease, as amended hereby. A certificate of such insurance, in form and substance reasonably satisfactory to Landlord, shall be delivered to Landlord within thirty (30) days of the Effective Date and thereafter as necessary to ensure that Landlord always has a current certificate of insurance from such service provider. No such insurance shall be terminated, cancelled or materially modified with less than ten (10) days prior written notice to Landlord.

(d)	Cessation of Use. If during the Term, as the same may be further extended, Tenant decides to cease operation of either or both of the Fitness Center and the Dining Facilities and converts, in accordance with Section 7 of the Original Lease, the Fitness Center or the Dining Facilities, as applicable, to office use as permitted by the Lease, Tenant’s obligations as set forth in this Section 6 with respect to the Fitness Center and the Dining Areas, as applicable, shall cease as of the date Tenant fully restores the Fitness Center and/or the Dining Facilities (as applicable) to office use (“Conversion Date”), and effective as of the Conversion Date, Landlord shall bear the same responsibilities as set forth in the Original Lease for the converted area as Landlord currently bears for those portions of the Building that do not comprise the Fitness Center and the Dining Facilities.

7.	Other Pertinent Provisions. Landlord and Tenant agree that, from and after the Effective Date, the Lease shall be amended in the following additional respects:

(a)	Landlord’s Address. Landlord’s address for payments of Rent and other charges and for notices set forth in Section 25 of the Original Lease, as amended by the Third Amendment, is hereby deleted in its entirety and replaced by the following:

“Landlord:	JHS Holdings, L.P. 2167 E. Francisco Boulevard, Suite A San Rafael, California 94901 Attention: Heidi Shekou”

(b)	Deletion. Section 3.2 of the Original Lease is hereby deleted in its entirety and of no further force and effect.

(c)

Dogs. During the Term (as the same may be further extended), Tenant shall be permitted to bring fully domesticated dogs, kept by the Tenant’s employees as pets, to the Building, subject to Tenant’s obligation to pay for any additional repair and janitorial costs associated with the presence of dogs at the Building, as set forth above. No dog with (or suspected of having) fleas is to be brought into the Building. Tenant shall comply with all applicable Laws associated with or governing the presence of a dog within the Premises. Tenant shall be liable for, and hereby agrees to indemnify, defend and hold Landlord and the Landlord Parties harmless from any and all claims (but excluding any indirect, consequential, special, incidental or punitive damages) arising from any and all acts (including but not limited to biting and causing bodily injury to, or damage to the property of Landlord or any of the Landlord Parties of, or the presence of, any dog in or about the Premises, the Building or the real property upon which the Building is located. Tenant’s indemnification obligation hereunder shall survive the expiration or earlier termination of the Lease.

(d)	Tenant’s Insurance. Section 16.1 of the Original Lease is hereby deleted in its entirety and replaced by the following:

“16.1 “Tenant’s Insurance. Tenant shall maintain the following insurance (“Tenant’s Insurance”) during the Term (including any extension thereof): (a) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $5,000,000.00; (b) Property/Business Interruption Insurance written on an All Risk or Special Cause of Loss Form, including earthquake sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises (“Tenant’s Property”) and any Alterations performed by or for the benefit of Tenant; (c) Workers’ Compensation Insurance in amounts required by Law; and (d) Employers Liability Coverage of at least $1,000,000.00 per occurrence. Any company writing Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name as additional insureds Landlord (or its successors and assignees) and its designees. In addition, Landlord shall be named as a loss payee with respect to Property/Business Interruption Insurance on the Alterations. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least thirty (30) days’ advance written notice of any cancellation, termination, material change or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance.”

Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance, within five (5) business days following delivery of this Amendment, executed by Tenant to Landlord.

(e)	Indemnity. Section 11 of the Original Lease is hereby deleted in its entirety and replaced by the following:

“11. Indemnity. Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Parties, Tenant shall indemnify, defend and hold Landlord and Landlord’s officers, directors, beneficiaries, principals, partners, members, transferees, agents, invitees, contractors, licensees, employees, successors and assigns (collectively, the “Landlord Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and court costs (collectively referred to as “Losses”), which are imposed upon, incurred by or asserted against Landlord or any of the Landlord Parties by any third party and arising out of or in connection with any damage or injury occurring in, on or about the Premises or any acts or omissions (including violations of Law) of Tenant and its employees, agents, members, partners, officers, directors, transferees, contractor invitees or licensees (collectively, the “Tenant Parties”). Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Parties, Landlord shall indemnify, defend and hold Tenant and any Tenant Parties harmless against and from all Losses which are imposed upon, incurred by or asserted by a third party against Tenant and arising out of or in connection with the negligence or willful misconduct of Landlord or any Landlord Parties or the violation of Law pertaining to the Building by Landlord or any Landlord Parties The indemnity obligations set forth herein shall survive the expiration or earlier termination of this Lease. Notwithstanding the foregoing, in no event shall either party be liable to the other party for any indirect, consequential, special, incidental or punitive damages; provided that the foregoing shall not be deemed to limit Landlord’s remedies pursuant to California Civil Code Section 1951.2(a) though (d) or any similar or successor statute.”

(f)	Entry by Landlord. The phrase “during the final six (6) months of Tenant’s occupancy of the Premises” set forth in the fourth sentence of Section 15 of the Original Lease is hereby deleted in its entirety and replaced with “the last twelve (12) months of the then current Term.” The reference to “best efforts” in the fifth sentence of Section 15 of the Original Lease is hereby deleted in its entirety and replaced with “commercially reasonable efforts.”

(g)	Holding Over. Section 21 of the Original Lease is hereby deleted in its entirety and replaced by the following:

“21. HOLDING OVER. Except in the case of a Permitted Holdover (defined below), if Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant’s occupancy of the Premises during such holding over shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 125% of the Base Rent due for the period immediately preceding the holdover, plus any other Rent payable by Tenant under the Lease, as amended hereby. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover and Tenant fails to vacate the Premises within fifteen (15) days after notice from Landlord, Tenant shall be liable for all actual damages that Landlord suffers from the holdover. Notwithstanding anything to the contrary set forth in this Section 21, so long as Tenant is not in default beyond any applicable notice and cure period under this Lease, Tenant shall have the right to holdover (the “Permitted Holdover”) in the entire Premises only, for twelve (12) consecutive months, commencing as of the expiration of the then current Term (the “Permitted Holdover Period”), subject to the remaining terms of this Section, if Tenant delivers to Landlord prior written notice of Tenant’s intent to so occupy the Premises on or before the date that is twelve (12) full calendar months prior to the expiration of the then current Term. If Tenant engages in a Permitted Holdover, then during the Permitted Holdover Period, Tenant shall occupy the Premises in its as-is condition and configuration subject to all the terms and conditions of this Lease, provided that solely during the Permitted Holdover Period, Tenant shall pay an amount equal to 110% of the Rent in effect under this Lease during the month immediately preceding the Permitted Holdover Period for the entire twelve (12) month Permitted Holdover Period. If Tenant engages in a Permitted Holdover, then if Tenant fails to vacate and surrender the Premises on or prior to expiration or earlier termination of the Permitted Holdover Period, Tenant shall be deemed in holdover of the Premises and such holdover shall be subject to the provisions of this Section. Nothing herein shall grant Tenant the right to hold over or otherwise occupy the Premises at any time following the expiration or earlier termination of the Permitted Holdover Period.”

(h)	Floor Plans. A current copy of the floor plans for the Building are attached hereto as Exhibit F.

8.	Miscellaneous.

(a)	This Amendment, including Exhibit A (Phase I Work Letter), Exhibit B (Phase II Work Letter), Exhibit C (List of Auxiliary Electrical, HVAC and Fire Suppression Equipment and Building Electrical Panels to be Maintained by Tenant), Exhibit D (Green Cleaning Specifications), Exhibit E (Location of Dining Facilities), Exhibit F (Current Floor Plans for the Premises), Exhibit G (List of Landlord’s Transformers, Electrical Panels and Switch Gear/Meter Set) and Exhibit H (Current Configuration of Electrical System for 111 McInnis Parkway), attached hereto and incorporated by reference herein, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement (other than any unexpired rent abatement expressly provided in the Lease), improvement allowance (except as set forth in Section 3 above and Exhibits A and B), leasehold improvements, or other work to the Premises (other than on-going repair and maintenance obligations set forth in the Lease), or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, as amended hereby, unless specifically set forth in this Amendment.

(b)	Except as herein modified or amended, the provisions, conditions and terms of the Lease, shall remain unchanged and in full force and effect.

(c)	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

(d)	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Neither Landlord nor Tenant shall be bound by this Amendment until both parties have executed and delivered the same to the other party.

(e)	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease, as amended hereby, to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

(f)	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Colliers International (“Broker”). Tenant agrees to indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any brokers other than Broker claiming to have represented Tenant in connection with this Amendment. Landlord agrees to indemnify and hold Tenant harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Landlord shall be responsible for payment of a commission to Broker in connection with this Amendment pursuant to the terms of a separate written agreement with Broker.

(g)	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

(h)	Except as otherwise required by applicable law or court order, Landlord and Tenant shall keep the contents of this Amendment and any information relating to the economic terms of the transaction contemplated herein (collectively, the “Information”) strictly confidential and shall not disclose the Information to any person, firm or entity except as expressly provided herein. Tenant may disclose the Information to Broker, and to Tenant’s Representatives; provided that any such disclosure to any Tenant’s Representatives shall be made on a confidential and need-to-know basis and Tenant shall require that each such Tenant’s Representatives keep the Information strictly confidential. Landlord may disclose the Information to Broker and to Landlord’s Representatives; provided that any such disclosure to any Landlord’s Representatives shall be made on a confidential and need-to-know basis and Landlord shall require that each such Landlord’s Representative keep the Information strictly confidential.

(i)	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be a duplicate original, but all of which together shall constitute one and the same instrument. Landlord and Tenant hereby agree signatures delivered by facsimile or electronic mail shall be binding upon the parties to this Amendment as if they were original signatures.

(j)	Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of any of the Landlord Parties. For purposes of this Section, “Landlord’s interest in the Building” shall include rents paid by tenants, insurance proceeds, condemnation proceeds, and proceeds from the sale of the Building (collectively, “Owner Proceeds”); provided, however, that Tenant shall not be entitled to recover Owner Proceeds from any Landlord Parties (other than Landlord) or any other third party after they have been distributed or paid to such party; provided further, however, that nothing in this sentence shall diminish any right Tenant may have under Law, as a creditor of Landlord, to initiate or participate in an action to recover Owner Proceeds from a third party on the grounds that such third party obtained such Owner Proceeds when Landlord was, or could reasonably be expected to become, insolvent or in a transfer that was preferential or fraudulent as to Landlord’s creditors.

(k)	This Fourth Amendment to Lease is conditioned upon Landlord’s receipt of the consent or deemed consent, as applicable, to this Fourth Amendment from Landlord’s lender. The date upon which Landlord receives the lender’s consent or deemed consent, as applicable, shall be the “Effective Date”. Landlord shall notify Tenant in writing promptly upon Landlord’s receipt of the lender’s consent or refusal to consent to this Fourth Amendment, and/or of the date of lender’s deemed consent. If the lender’s consent, or deemed consent, has not been obtained by the date that is forty-five (45) days after the later of the dates of execution of this Fourth Amendment by Landlord and Tenant, this Fourth Amendment shall be deemed null and void and of no further force or effect. In such event, Tenant shall be deemed to have exercised its second Extension Option pursuant to Section 3.2.1 of the Original Lease, and Landlord and Tenant shall execute an amendment to the Lease extending the Term for an additional period of five (5) years commencing on January 1, 2010, with the Fair Market Rent payable during the first twelve (12) months of the Term established as $2.11 per month per rentable square foot of the Premises (excluding the cost of gas and electricity), subject to a three percent (3%) increase on each anniversary of the commencement date of the Second Extended Term, and providing that otherwise all of the same terms and conditions of the Lease shall remain unmodified and in full force and effect during the Second Extended Term.

[signatures appear on next page]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the later of the dates set forth below their respective signatures.

LANDLORD:

JHS HOLDINGS, L.P. a California limited partnership

By:	JHS HOLDINGS I, LLC a Delaware limited liability company, its General Partner

By:	/s/ Joe Shekou
Joe Shekou, Trustee of the J.H.S. Trust dated December 2, 1993, as amended, its member

Dated: January 27, 2010

By:	/s/ Heidi Shekou
Heidi Shekou, Trustee of the J.H.S. Trust dated December 2, 1993, as amended, its member

Dated: January 27, 2010

TENANT:

AUTODESK, INC., a Delaware corporation

By:	/s/ Carl Bass
Name:	Carl Bass
Title:	Chief Executive Officer
Date:	January 22, 2010